Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Pricing Supplement to the Prospectus dated December 5, 2006 and the
Prospectus Supplement dated December 5, 2006 — No. 612

$15,004,000

The Goldman Sachs Group, Inc.
Floating Rate Notes due 2037
Medium-Term Notes, Series B

The notes being purchased have the following terms:

Issuer: The Goldman Sachs Group, Inc.

Principal amount: $15,004,000

Stated maturity: February 8, 2037

Specified currency: U.S. dollars

•	principal: U.S. dollars
•	interest: U.S. dollars
•	exchange rate agent: not applicable

Trade date: January 18, 2007

Original issue date: February 8, 2007

Original issue price: 100%

Net proceeds to The Goldman Sachs Group, Inc.: 100%

CUSIP no.: 38141EKZ1

Original issue discount notes: no

•	total amount of OID:
•	yield to maturity:
•	initial accrual period OID:

Form of notes:

•	master global form only: yes
•	non-global form available: no

Redemption and repayment: not applicable

•	redemption commencement date:
•	repayment date(s):
•	redemption or repayment price(s):

If interest rate is fixed: not applicable

•	annual rate:
•	interest payment date:
•	regular record date:

If interest rate is floating: yes

•	base rate:

•	commercial paper rate:
•	prime rate:
•	LIBOR: yes

–	Moneyline Telerate LIBOR page: 3750
–	Reuters screen LIBOR page: no
–	index currency: U.S. dollars

•	EURIBOR:
•	treasury rate:
•	CMT rate:

–	Moneyline Telerate page 7051:
–	Moneyline Telerate page 7052 (weekly/monthly):
–	CMT index maturity (if not two years):

•	CD rate:
•	federal funds rate:
•	11th district rate:

•	index maturity: three months
•	spread: +55 basis points
•	spread multiplier: none
•	initial base rate: the base rate in effect for the initial interest period will be the 3-month LIBOR rate on February 6, 2007, as determined by the calculation agent
•	maximum rate: none
•	minimum rate: none
•	denominations: $2,000 and integral multiples of $1,000 thereafter
•	interest payment dates: May 8, August 8, November 8 and February 8, commencing on May 8, 2007 (in each case, subject to adjustment for business days except at maturity)
•	interest reset dates: each interest payment date, commencing on May 8, 2007 (in each case, subject to adjustment for business days except at maturity)
•	calculation agent: The Bank of New York

Defeasance applies as follows: not applicable

•	full defeasance — i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
•	covenant defeasance — i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

The information above, if any, about the original issue date, trade date, original issue price, net proceeds and original issue discount relates only to the initial sale of the notes. If the notes are sold in a market-making transaction after their initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated December 5, 2006 and the accompanying prospectus supplement dated December 5, 2006 for additional information about the notes being purchased.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in the notes after their initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Pricing Supplement dated January 18, 2007.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the principal amount of the offered notes specified on the front cover of this pricing supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price. The offered notes will be sold to Credit and Repackaged Securities Limited (incorporated with limited liability in the Cayman Islands) which will in turn use the notes to back certain debt obligations to be privately offered to investors. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. Please note that the information about the original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the offered notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses will be approximately $15,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Pricing Supplement

$15,004,000

The Goldman Sachs
Group, Inc.

Floating Rate Notes due 2037

Medium-Term Notes, Series B

Goldman, Sachs & Co.